Exhibit 10.33

October 23, 2007

Mark Jamieson

2535 Sanctuary Drive

Weston, FL 33327

Dear Mark,

This will confirm HD Supply, Inc.’s offer of employment effective on October 29th in the position of Senior Vice President and Chief Financial Officer reporting directly to me. This position will be based in Atlanta, Georgia. Your initial base annual salary will be $525,000 payable in equal bi-weekly installments. Your first salary review will be held in April of 2009, with salary reviews held annually thereafter.

In addition to your base salary, you will participate in the Management Incentive Program, which provides an annual incentive target of 75% of your base salary, based upon achieving established goals. You will be eligible for a full year payout based on performance of HD Supply and your individual performance and is payable in April of 2008. To be eligible for payment of any incentive, you must be employed on the day on which the incentive is paid.

In addition to the compensation outlined above, we will award you a $750,000 gross signing bonus. This will be payable to you on a future date. In the event that you voluntarily terminate your service with HD Supply, prior to official start date, or within your first two years of employment, you will, at the Company’s discretion, be required to repay a prorated portion of the signing bonus outlined in this paragraph.

You will be eligible to participate in the Management Incentive Equity Plan at a level to be determined by the Board of Directors of HD Supply. This level will be commensurate with the level of your position as a number two executive on the leadership team and within the range outlined in Attachment A.

Our standard vacation policy will be waived and you will be entitled to four (4) weeks of vacation during each calendar year of employment. Should you leave the employment of the Company at any time you will be paid for unused vacation strictly in accordance with HD Supply’s standard vacation policy,

HD Supply offers a competitive benefits package of health & welfare, financial, paid time-off arid work/life benefits programs for our associates and their eligible dependents that support our focus as an employer of choice. When you start work with the Company you will be immediately eligible to participate in The Home Depot Medical Plan, Vision Plan, and Dental Plan. You will receive more information about all the benefits that the Company offers during your orientation and in your enrollment kit, which will be mailed to your home within 2-3 weeks after your first day of active employment.

In addition to the standard benefits package for salaried associates, as an executive of the Company, you will be eligible to participate in the Supplemental Executive Benefits Program. This will include immediate eligibility for the Executive Vehicle Program. Additional executive benefits will be effective January, 2008. Further information will be available in the following weeks.

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HD Supply offers a comprehensive executive relocation plan and additional information is contained in your offer package. If you have questions regarding any of the relocation benefits, you may call Mary LaRocca at Prudential Relocation Services at (800) 210-0299 ext 7001.

If you accept the Company’s offer of employment, and the Company notifies you of its intention to terminate your employment involuntarily and without cause at any time during your employment, you will be eligible to receive, in exchange for your execution of a general release in a form acceptable to HD Supply’s legal counsel, the equivalent of twenty four (24) months of base salary continuation.

You will not be entitled to receive these payments and benefits, or any other type of payment or benefit, if you voluntarily resign from the Company, regardless of when or why you have resigned from your employment. You are also not entitled to receive these payments or benefits, or any other type of payment or benefit, if you are terminated from the Company “for cause.” Termination “for cause” includes, but is not limited to, termination for:

•	Willful or gross neglect of your duties
•	Your conviction of any felony, or of any lesser crime or offense that involves theft or moral turpitude or that materially and adversely affects the property, reputation or goodwill of the Company
•	Willful or gross misconduct in connection with the performance of your duties
•	Your theft or misappropriation of business assets of the Company or of any existing or prospective customer of the Company
•	Your poor or inadequate work performance, which has not been cured within 30 days following written notice
•	Your violation of any securities laws as determined by the Company’s general counsel in his or her sole and absolute discretion
•	Breach of your covenants to the Company relating to confidential and proprietary information or non-competition
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Any other conduct by you detrimental to the business of the Company or conduct that constitutes a violation by you of policies and procedures applicable to you which may be in effect at the time of the occurrence which has not been cured within 30 days following written notice

You agree that you shall not, without the prior express written consent of an officer of the Company, engage in or have any financial or other interests in, or render any service in any capacity to any competitor or supplier of the Company during the course of your employment with the Company. Notwithstanding the foregoing, you shall not be restricted from owning securities of corporations listed on a national securities exchange or regularly traded by national securities dealers, provided that such investment does not exceed 1% of the market value of the outstanding securities of such corporation. The provisions of this paragraph shall apply to you and your immediate family.

You have stated that you have not agreed to and are not subject to any covenant not to compete with any prior employer. You understand that it is not the intention of HD Supply to receive or obtain any trade secrets of others. Accordingly, you agree that you will not disclose or use during the period of your employment with HD Supply any proprietary information or confidential information which you may have acquired because of employment with an employer other than HD Supply. Further, you agree that you will not bring HD Supply any documents in any form containing proprietary or confidential information from a prior employer. In the event your employment with HD Supply is terminated for any reason, you agree not to disclose any HD Supply proprietary or confidential information to any future employer or third party or to take copies in any form of any documents containing such information.

You agree that you will not, for a period of 36 months following your Termination Date (“Non-competition Period”), enter into or maintain an employment, contractual, or other relationship, with any company or entity engaged in any way in a business that competes directly or indirectly with the Company, its subsidiaries, affiliates or related entities, in any location in which the Company currently conducts business or may conduct business prior to the expiration of the Non-competition Period, without the prior written consent of the Vice President, Human Resources of the Company.

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You also agree that for a period of three years following your Termination Date, you will not directly or indirectly solicit or attempt to solicit any business related to the business of the Company existing as of your Termination Date from any of the Company’s customers or suppliers with whom you had business contact or about whom you received Confidential Information during the one-year period prior to your Termination Date.

Further, you agree that for a period of three years following your Termination Date, you will not directly or indirectly solicit any person who is an employee of the Company to terminate his or her relationship with the Company without prior written approval from the Vice President, Human Resources of the Company.

This is a conditional offer of employment contingent on a background check and drug test results. As a condition to your employment, you must take and pass a drug test and pass the background check. A positive test result or failure to pass the background check will result in the denial of your employment. Testing must be done within 48 hours from receipt of this letter. Enclosed is information regarding your drug test.

Please note that you will also be required to complete an 1-9 form at the commencement of your employment and that your continued employment will be conditioned upon your satisfactory completion of that form.

This letter should not be construed, nor is it intended to be a contract of employment for a specified period of time.

We are pleased to welcome you to the HD Supply team.

Sincerely,

Joe DeAngelo
Chief Executive Officer

JD/mm

Enclosures

pc:	SIGN ON = Cynthia M. Milne
MIP OFFER = Cynthia M. Milne
RELOCATION Cynthia M. Milne

I accept this offer of employment.

/s/ Mark Jamieson	9/28/07
Mark Jamieson	Date

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